Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 19, 2024 on the statement of assets, liabilities, and members’ capital, including the schedule of investments, of Chicago Atlantic Loan Portfolio, LLC (the “Company”), as of January 1, 2024, and the related statement of operations, changes in members’ capital, and cash flows for the period from January 1, 2024 (commencement of operations) and ending on January 1, 2024, and the related notes (collectively referred to as the financial statements), included in the joint proxy statement/information statement/prospectus constituting a part of this registration statement on Form N-14. We also consent to the reference to our Firm under the heading “Experts” in such registration statements.

Englewood, Colorado
April 12, 2024